Exhibit 99.1

Feutune Light Acquisition Corporation Announces Extension of the Deadline for an Initial Business Combination

Metuchen, NJ, April 18, 2024 (GLOBE NEWSWIRE) -- Feutune Light Acquisition Corporation (NASDAQ: FLFV) (the “Company”), a blank check company incorporated as a Delaware corporation, today announced that, in order to extend the date by which the Company must complete its initial business combination from April 21, 2024 to May 21, 2024, an aggregate of $60,000 has been deposited into Company’s trust account (the “Trust Account”).

Pursuant to the Company’s Amended and Restated Certificate of Incorporation currently in effect, the Company may extend on monthly basis from March 21, 2024 until December 21, 2024 or such an earlier date as may be determined by its board to complete a business combination by depositing $60,000 for each month into the Trust Account.

About Feutune Light Acquisition Corporation

Feutune Light Acquisition Corporation is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business are not limited to a particular industry or geographic region, although the Company is prohibited from undertaking initial business combination with any entity that is based in or have the majority of its operations in China (including Hong Kong and Macau).

Forward-Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the prospectus filed on June 17, 2022 relating to Company’s initial public offering, the annual report of the Company on Form 10-K for the fiscal year ended on December 31, 2023, filed on March 6, 2024, and in the S-4, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact Information:

Feutune Light Acquisition Corporation
Yuanmei Ma
Chief Financial Officer
48 Bridge Street, Building A
Metuchen, New Jersey 08840
(909)-214-2482